Exhibit 99.1

NovaStar Announces Court Case Will Move Forward

KANSAS CITY, MO., May 12, 2005 – NovaStar Financial, Inc. (NYSE: NFI), a residential lender and mortgage Real Estate Investment Trust, today announced that a judge has denied the company’s motion to dismiss a class-action shareholder suit in the U.S. District Court for the Western District of Missouri.

“The Court’s decision assumed the truth of the allegations of the complaint and viewed them in the light most favorable to plaintiffs. Plaintiffs’ allegations survived the motion to dismiss only because the Court made this assumption in plaintiffs’ favor,” according to Lanny J. Davis, Orrick, Herrington & Sutcliffe, attorney for NovaStar.

The plaintiffs’ consolidated complaint generally alleges that the company made statements that were misleading for failing to disclose certain regulatory and licensing matters in 2003 and 2004.

“The court’s decision did not rule on the facts of the lawsuit, but only allowed the case to move forward. The company continues to believe these claims are without merit and we intend to vigorously defend against them,” said Jeffrey D. Ayers, Senior Vice President, General Counsel and Corporate Secretary.

About NovaStar Financial

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Nothing herein shall be construed to be a prediction of the outcome of the litigation or any actions the court may take with respect to the litigation which is the subject of this release. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2004 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Media Relations Contact

Mike Enos

816.237.7597

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424